Ply Gem Reports Fourth Quarter and Full Year 2013 Results

Cary, NC (BUSINESS WIRE) March 14, 2014 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 Highlights

•	Total net sales for the fourth quarter increased 23.9% to $332.9 million.

•	Net sales in our Windows and Doors segment increased 31.5% while the Siding, Fencing and Stone segment increased 17.7%.

•	Adjusted operating earnings decreased $8.7 million to $3.2 million compared to the fourth quarter 2012.

•	Adjusted EBITDA was $16.0 million compared to $25.1 million for the fourth quarter of 2012.

2013 Year End Highlights

•	Total net sales for 2013 increased 21.8% to $1,365.6 million.

•	Net sales in our Windows and Doors segment increased 35.5% while the Siding, Fencing and Stone segment increased 12.1%.

•	Adjusted operating earnings decreased $8.6 million to $63.1 million compared to 2012.

•	Adjusted EBITDA was $117.5 million compared to $127.3 million for 2012.

“Despite an uneven recovery in the U.S. housing market, our 2013 sales reflect the positive impact of our acquisitions of Gienow and Mitten, which were completed during our second quarter, as well as, a significant increase in demand for our U.S. new construction window products during the first half of the year. However, the market experienced a pull-back that began during the third quarter and intensified during the fourth quarter due to severe weather, compounded by the continued lag in demand for our higher profit margin big ticket repair and remodeling products." said Gary E. Robinette, Ply Gem's President and CEO.

Fourth Quarter 2013 Financial Results
Net sales totaled $332.9 million, up $64.3 million, or 23.9%, compared to $268.6 million for the fourth quarter of 2012. Excluding the impact of the acquisitions of Gienow and Mitten, net sales increased $8.9 million or 3.3%. Our organic sales were relatively stable for the fourth quarter despite all of our businesses experiencing a decline in demand during the last five weeks of the year. We believe the decrease in demand was largely driven by severe winter weather and a pull-back in the new construction housing market.

Gross profit margin was 17.5%, which represented a contraction of 380 basis points from the fourth quarter of 2012. The decrease in gross profit margin was largely due to segment and product mix in which we experienced outsized growth of our Windows and Doors segment which has greater exposure to the recovering U.S. new construction market and currently has lower profit margins. In addition, during the last 5 weeks of the quarter, the unusually harsh winter weather in the upper Midwest, Northeast and Eastern seaboard regions in the U.S. adversely impacted demand for exterior building products and delayed new home construction. As a result of this unexpected drop in demand, we experienced a number of operating inefficiencies, predominately labor inefficiencies, at our manufacturing facilities in both our operating segments.

Operating earnings (loss) were $(3.2) million, a decrease of $13.9 million from the fourth quarter of 2012.

Operating earnings reconciliation

(Amounts in thousands)	For the three months ended
	December 31, 2013	December 31, 2012
Operating earnings (loss)	$(3,234)	$10,661
Restructuring/integration expense	6,411	1,186
Adjusted operating earnings	$3,177	$11,847

	For the year ended
	December 31, 2013	December 31, 2012
Operating earnings	$27,776	$70,020
Initial public offering costs	23,527	—
Restructuring/integration expense	11,759	1,677
Adjusted operating earnings	$63,062	$71,697

Adjusted EBITDA totaled $16.0 million compared to $25.1 million in the fourth quarter of 2012. A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided as an appendix to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $172.8 million, up $25.9 million, or 17.7%, compared to $146.9 million in the fourth quarter of 2012. Excluding the acquisition of Mitten, net sales decreased $1.3 million or 0.9%. The decrease in our Siding, Fencing and Stone's segment fourth quarter net sales resulted from severe winter weather, which lowered demand for our products. Gross profit margin was 26.1% for the fourth quarter of 2013, representing a 150 basis point reduction from the fourth quarter of 2012 primarily driven by lower operating leverage that resulted from the reduction in unit volumes sold and higher shipping costs.

Windows and Doors
Windows and Doors' net sales totaled $160.1 million, up $38.3 million, or 31.5%, compared to $121.8 million in the fourth quarter of 2012. Excluding the acquisitions of Gienow and Mitten, sales increased $10.0 million or 8.2%. The improvement in sales in our Windows and Doors segment, which is more closely aligned with residential new construction, reflects the continued improvement in the U.S. housing market partly offset by severe winter weather and a pull-back in the new construction housing market. Gross profit margin for the fourth quarter was 8.3%, representing margin contraction of 540 basis points from the fourth quarter of 2012. The decrease in gross profit margins for the quarter was primarily due to one-time restructuring and integration costs associated with the Gienow acquisition, lower operating efficiencies and a sales increase of our value-priced products which typically carry a lower margin.

Recent Developments
On January 30, 2014, Ply Gem Industries completed an offering of $500.0 million aggregate principal amount of 6.50% Senior Notes due 2022 and also entered into a $430.0 million senior secured term loan facility due 2021 (the "Term Loan Facility"). The approximate $927.9 million of net proceeds after discounts from the issuance of the 6.50% Senior Notes and the borrowings under the Term Loan Facility were used by Ply Gem Industries to purchase all of its 8.25% Senior Secured Notes due 2018 and 9.375% Senior Notes due 2017 tendered in tender offers, to satisfy and discharge the remaining obligations, and redeem the remaining notes outstanding, under the indentures governing the 8.25% Senior Secured Notes and 9.375% Senior Notes and to pay related offering fees and expenses. Ply Gem management expects annual cash interest savings of approximately $21.7 million as a result of the 6.50% Senior Notes offering and Term Loan Facility.

Outlook
“As we look ahead and our volumes recover, we expect to generate meaningful operating leverage. However, we certainly do not expect a linear recovery, and there will continue to be some growing pains as our operations scale, but this is to be expected and we view it as a normal and healthy part of the recovery process. What is clearly outside of our control is the adverse weather that we experienced in recent months and the resulting market pullback. We expect weather to have an adverse impact on our first quarter operating results with net sales expected to be down by 15% to 20% on a sequential basis with our first quarter Adjusted EBITDA being breakeven to slightly down. As a reminder, the first and fourth quarters are our seasonally weakest periods with our lowest profitability, so we do expect a typical pick up as we move through the more important second and third quarters. The opportunity ahead of us is really about recapturing margin in our Windows and Doors segment as that continues to scale as volume expands, regional builders become more active in the market, and pricing discipline returns. We are confident in recapturing those margins and we are making progress in many areas including on the pricing front and in January 2014 we announced our third price increase over the past 12 months for our Windows & Doors segment as well as price increases in our Siding, Fencing and Stone segment. We expect to largely maintain full year gross profit margins in our Siding, Fencing and Stone segment in the mid-to-high 20% range, while delivering the $15 to $20 million of cost savings and synergies from our Gienow and Mitten acquisitions. Ply Gem has an attractive position in the market place and we’ll continue to strengthen our position as underlying macro trends improve and we move past these unprecedented weather conditions,” Mr. Robinette said.

Webcast
Ply Gem management will host a webcast today, Friday, March 14, 2014 at 10:00 a.m. Eastern to discuss fourth quarter and full year results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 888-317-6003, participant passcode 1225097. International participants, please dial 412-317-6061, participant passcode 1225097. A replay of the call will be available on our website through April 14th.

About Ply Gem
Ply Gem, listed on the New York Stock Exchange under the symbol PGEM and headquartered in Cary, N.C., is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl siding, designer accents, cellular PVC trim and mouldings, fencing and composite railing, aluminum coil and related accessories, stone veneer and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Ply Gem® Stone, Kroy®, Cellwood®, Ply Gem® Trim, Georgia-Pacific, Durabuilt®, Richwood®, Leaf Relief®, Gutter Warrior™ and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Mastic® Replacement Windows, Ply Gem® Canada, Gienow® and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Ply Gem employs approximately 6,400 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by our forward-looking statements, including: the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries we serve and our customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, our high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	December 31, 2013	December 31, 2012

Net sales	$332,918	$268,643
Cost of products sold	274,522	211,425
Gross profit	58,396	57,218
Operating expenses:
Selling, general and administrative expenses	55,969	39,819
Amortization of intangible assets	5,661	6,738
Total operating expenses	61,630	46,557
Operating earnings (loss)	(3,234)	10,661
Foreign currency (loss) gain	(778)	145
Interest expense	(21,441)	(24,576)
Interest income	3	19
Tax receivable agreement liability adjustment	6,641	—
Loss before provision (benefit) for income taxes	(18,809)	(13,751)
Provision (benefit) for income taxes	(1,378)	1,256
Net loss	$(17,431)	$(15,007)
Basic and diluted net loss attributable to common shareholders per share	$(0.26)	$(0.31)
Basic and diluted weighted average shares outstanding	67,179,366	48,962,494

	For the year ended
(Amounts in thousands, except share and per share data)	December 31, 2013	December 31, 2012

Net sales	$1,365,581	$1,121,301
Cost of products sold	1,106,911	877,102
Gross profit	258,670	244,199
Operating expenses:
Selling, general and administrative expenses	187,131	147,242
Amortization of intangible assets	20,236	26,937
Initial public offering costs	23,527	—
Total operating expenses	230,894	174,179
Operating earnings	27,776	70,020
Foreign currency (loss) gain	(1,533)	409
Interest expense	(92,046)	(103,133)
Interest income	362	91
Tax receivable agreement liability adjustment	5,167	—
Loss on modification or extinguishment of debt	(18,948)	(3,607)
Loss before provision for income taxes	(79,222)	(36,220)
Provision for income taxes	298	2,835
Net loss	$(79,520)	$(39,055)
Basic and diluted net loss attributable to common shareholders per share	$(1.32)	$(0.80)
Basic and diluted weighted average shares outstanding	60,021,341	48,962,494

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2013 and 2012 consolidated financial statements of the Company and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain/(loss), non-cash loss (gain) on modification or extinguishment of debt, amortization of non-cash write-off of the portion of excess purchase price from acquisitions allocated to inventories, environmental remediation, restructuring and integration expenses, acquisition costs, initial public offering costs, customer inventory buybacks, tax receivable liability adjustments, impairment charges and management fees paid under our advisory agreement with an affiliate of the CI Capital Partners. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. Although we use adjusted EBITDA as a financial measure to assess the performance of our business, the use of adjusted EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted operating earnings included in this press release should be considered in addition to, and not as a substitute for, net earnings in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA and adjusted operating earnings.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	December 31, 2013	December 31, 2012
Net loss	$(17,431)	$(15,007)
Interest expense, net	21,438	24,557
Provision (benefit) for income taxes	(1,378)	1,256
Depreciation and amortization	12,663	12,698
Non cash loss (gain) on foreign currency transactions	778	(145)
Customer inventory buyback	162	144
Restructuring/integration expense	6,411	1,186
Management fee (terminated in May 2013)	—	457
Tax receivable agreement liability adjustment	(6,641)	—
Adjusted EBITDA	$16,002	$25,146

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the year ended
	December 31, 2013	December 31, 2012
Net loss	$(79,520)	$(39,055)
Interest expense, net	91,684	103,042
Provision for income taxes	298	2,835
Depreciation and amortization	45,646	52,277
Non cash loss (gain) on foreign currency transactions	1,533	(409)
Customer inventory buyback	4,837	768
Restructuring/integration expense	11,759	1,677
Acquisition costs	1,490	—
Non cash charge of purchase price allocated to inventories	2,015	—
Initial public offering costs	23,527	—
Management fee (terminated in May 2013)	410	2,520
Tax receivable agreement liability adjustment	(5,167)	—
Loss on modification or extinguishment of debt	18,948	3,607
Adjusted EBITDA	$117,460	$127,262

3.	Operating segment results for the three months and years ended December 31, 2013 and December 31, 2012 are as follows:

	For the three months ended
(Amounts in thousands)	December 31, 2013		December 31, 2012
Net sales
Siding, Fencing and Stone	$172,831	52%	$146,888	55%
Windows and Doors	160,087	48%	121,755	45%
	$332,918	100%	$268,643	100%
Gross profit
Siding, Fencing and Stone	$45,155	26%	$40,480	28%
Windows and Doors	13,241	8%	16,738	14%
	$58,396	18%	$57,218	21%

Operating earnings (loss)
Siding, Fencing and Stone	$19,167	11%	$22,217	15%
Windows and Doors	(15,984)	(10)%	(4,926)	(4)%
Unallocated	(6,417)	(2)%	(6,630)	(2)%
	$(3,234)	(1)%	$10,661	4%

	For the year ended
(Amounts in thousands)	December 31, 2013		December 31, 2012
Net sales
Siding, Fencing and Stone	$737,841	54%	$658,045	59%
Windows and Doors	627,740	46%	463,256	41%
	$1,365,581	100%	$1,121,301	100%
Gross profit
Siding, Fencing and Stone	$197,626	27%	$180,244	27%
Windows and Doors	61,044	10%	63,955	14%
	$258,670	19%	$244,199	22%

Operating earnings (loss)
Siding, Fencing and Stone	$111,918	15%	$110,456	17%
Windows and Doors	(38,537)	(6)%	(20,565)	(4)%
Unallocated	(45,605)	(3)%	(19,871)	(2)%
	$27,776	2%	$70,020	6%

4.	Long-term debt amounts in the selected balance sheets at December 31, 2013 and December 31, 2012 consisted of the following:

	December 31, 2013	December 31, 2012
(Amounts in thousands)

Senior secured asset based revolving credit facility	$—	$15,000
8.25% Senior secured notes due 2018, net of
unamortized early tender premium and
discount of $30,426 and $40,870, respectively	725,574	799,130
9.375% Senior notes due 2017, net of
unamortized discount of $4,546 and $9,746, respectively	91,454	150,254
	$817,028	$964,384

5. The following is a summary of selected balance sheet amounts at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
(Amounts in thousands)

Cash and cash equivalents	$69,801	$27,194
Accounts receivable, less allowances	140,062	115,052
Inventories	135,470	100,292
Prepaid expenses and other current assets	23,214	15,384
Property and equipment, net	111,647	99,105
Intangible assets, net	110,012	94,356
Goodwill	420,228	392,455
Accounts payable	82,981	67,797
Payable to related parties pursuant to tax receivable agreement- non-current	11,623	—
Long-term debt	817,028	964,384
Stockholders' deficit	(51,996)	(314,942)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901